Exhibit 99.2

Discovery Labs Announces Top Line Results of AEROSURF® Phase 2a Clinical Program in Premature Infants 29 to 34 Weeks Gestational Age

Encouraging phase 2a data suggest that aerosolized KL4 surfactant delivered to premature infants with RDS may decrease nCPAP failure and the need for intubation

Data provides foundation and direction for AEROSURF phase 2b clinical trial

Warrington, PA, November 12, 2015 — Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today reported top line data from its recently completed AEROSURF® phase 2a clinical program in premature infants 29 to 34 week gestational age (GA) receiving nasal continuous positive airway pressure (nCPAP) for respiratory distress syndrome (RDS). The two-part program enrolled a total of 80 premature infants including 40 infants in five AEROSURF dose groups and 40 control infants on nCPAP alone. The Company previously announced top line data from the initial trial in May 2015. The Company is now reporting data on the overall phase 2a program in premature infants 29 to 34 week GA including the recently completed phase 2a expansion study. The data are encouraging and suggest that aerosolized KL4 surfactant delivered to premature infants with RDS is generally safe and well tolerated and may decrease nCPAP failure and the need for intubation. The Company is now advancing AEROSURF to a phase 2b clinical trial beginning with enrollment of premature infants 29 to 32 week GA.

Discovery Labs’ management will host a conference call and live webcast, with a slide presentation including data from the clinical trial, today at 8:00 a.m. Eastern time to review and discuss the results of the trial. See below for details of the call.

Key objectives of the program were achieved, including (1) the primary objective of evaluating the safety and tolerability of aerosolized KL4 surfactant, compared to nCPAP alone; (2) proof of concept for the Company’s proprietary technology platform based on physiological data suggesting that aerosolized KL4 surfactant is being delivered into the lungs of premature infants; and, (3) acceptable performance of the novel aerosol delivery technology in the neonatal intensive care unit (NICU). Key observations from the data include:

•	Overall, the safety and tolerability profile of the AEROSURF group in this phase 2a program was generally comparable to the control group. All reported adverse events and serious adverse events were those that are common and expected among premature infants with RDS. Based on the safety and tolerability profile observed in the program, the Company is progressing to the AEROSURF phase 2b clinical trial.

•	Data suggest that AEROSURF may be reducing the incidence of nCPAP failure (the need for intubation and delayed surfactant therapy). Through 72 hours after the start of treatment, AEROSURF treated patients, predominantly receiving a single dose, had lower rates of nCPAP failure compared to control in each of the last three dose groups studied. nCPAP failure rates were 53% in the control group compared to 38%, 29% (excluding one patient who was inappropriately enrolled) and 38% in the 45, 60 and 90 minute AEROSURF dose groups, respectively.

The Company has focused its planning for the phase 2b clinical trial on the 45 and 60 minute dose groups. The combined data for these groups indicate that, through 72 hours after the start of treatment, AEROSURF treated patients had a 33% nCPAP failure rate compared to 53% in the control group. This represents a 20% absolute reduction or a 38% relative reduction in nCPAP failure compared to control.

•	The phase 2a program in premature infants 29 to 34 week GA has provided a foundation and direction for the AEROSURF phase 2b trial in premature infants 26 to 32 week GA. The Company expects to initiate the phase 2b trial in the fourth quarter of 2015. The phase 2b trial will include the ability to administer repeat doses, if necessary. Enrollment will begin with premature infants 29 to 32 week GA, followed by enrollment of premature infants 26 to 28 week GA.

“Premature infants with RDS are born with immature lungs and are frequently unable to produce their own endogenous surfactant for up to 48 to 72 hours of life. With AEROSURF, we potentially have an opportunity to administer aerosolized KL4 surfactant non-invasively to support premature infants until they are able to produce their own surfactant.” commented Steve Simonson, M.D., Discovery Labs’ Chief Development Officer. “The data from the phase 2a program to date are very encouraging. We are seeing signals that suggest our goal of reducing nCPAP failures and intubations with AEROSURF appears achievable. If we are successful, we believe AEROSURF will represent a transformational change in the management of RDS.”

Phase 2a Clinical Program in Premature Infants 29 to 34 Weeks GA

Study Design

The phase 2a clinical studies were multicenter, randomized, open-label, controlled studies in 80 premature infants 29 to 34 weeks GA receiving nCPAP for RDS, and designed to evaluate the safety and tolerability of aerosolized KL4 surfactant administered in five dose groups (15, 30, 45, 60 and 90 minute), compared to infants receiving nCPAP alone. In addition to safety and tolerability, another objective of the study was to establish proof of concept for the Company’s proprietary technology platform based on physiological data suggesting that aerosolized KL4 surfactant is being delivered into the lung of premature infants, and acceptable performance of the aerosol delivery technology in the NICU.

Safety and Tolerability

Overall, the safety and tolerability profile of the AEROSURF group in the studies was generally comparable to the control group. All reported adverse events and serious adverse events were those that are common and expected among this fragile patient population. The most common adverse events observed included neonatal jaundice, constipation, apnea and anemia. The most common serious adverse events were air leaks (pneumothorax and pneumomediastinum). The incidence of adverse events and serious adverse events in the AEROSURF and control groups were generally comparable and there was no pattern observed of increasing adverse events or serious adverse events with increasing doses of AEROSURF.

Air leaks (including pneumothorax, pneumomediastinum and pulmonary interstitial emphysema) were the most common complication of prematurity in both the AEROSURF and control groups. There were a total of nine patients with air leaks in the AEROSURF group and seven patients with air leaks in the control group. One AEROSURF treated infant was found to have an air leak prior to study drug administration. One other infant in the AEROSURF group was inappropriately enrolled in the study, received only a brief exposure to study drug and has been excluded from the analysis of all of the physiological evaluations below. The incidence of air leaks was not unexpected and comparable to what has been reported in the literature (23-47%) for infants in this age group (Dargaville et al., 2013). All air leaks were resolved without complication and there was no pattern of increased incidence of air leaks with increasing AEROSURF dose.

Regarding tolerability of AEROSURF administration, the patient interface was well tolerated. Peri-dosing events, which are common in the endotracheal administration of surfactants currently, were infrequent in the AEROSURF group.

Physiological Evaluation

In exploratory analyses of certain safety and tolerability measures to assess whether aerosolized KL4 surfactant was being delivered to the lungs of premature infants and potentially having a physiological effect, measurements of gas exchange in the lungs and the timing of or need for endotracheal intubation and delayed (rescue) surfactant therapy due to nCPAP failure were evaluated in both the AEROSURF and control groups.

Requirement for Invasive Rescue Therapy due to nCPAP failure

Parameters associated with delayed surfactant therapy and nCPAP failure were assessed as part of the safety and tolerability profile of AEROSURF. These data were also used to evaluate whether AEROSURF had an impact on the need for intubation and delayed surfactant therapy due to nCPAP failure.

Overall, the nCPAP failure rates through 72 hours after the start of treatment or randomization to the control group were 63% (15 min), 75% (30 min), 38% (45 min), 29% (60 min) and 38% (90 min) for the five AEROSURF groups compared to 53% in the control group. AEROSURF treatment of 45 minutes and greater (primarily single doses) appears to be associated with lower rates of nCPAP failure representing a 28% (45 and 90 min) and 45% (60 min) relative reduction in nCPAP failure compared to control.

These data, combined with the favorable safety profile, have formed the basis for dose selection in the phase 2b program. The Company has focused on two dose groups (45 and 60 minutes) to define the appropriate upper dose to take into the phase 2b study. In doing so, the Company combined the data in the 45 min and 60 min AEROSURF dose groups (n=15) and assessed nCPAP failure compared to the control group (n=40). The results suggest that: (i) at six hours after the start of treatment or randomization to the control group, 18% of control patients required intubation and delayed surfactant therapy compared to no AEROSURF patients; and, (ii) at 72 hours after the start of treatment or randomization to the control group, 53% in the control group required intubation and delayed surfactant therapy compared to 33% of patients in the AEROSURF group. This represents a 20% absolute reduction or a 38% relative reduction in nCPAP failure compared to control.

Gas Exchange

Gas exchange parameters were assessed as part of the safety and tolerability profile of AEROSURF. No safety signals were observed with respect to gas exchange. The fraction of inspired oxygen (FiO2) required by an infant is considered a key measurement of how well the lung is functioning to oxygenate the blood. Healthy lungs can achieve appropriate blood oxygen saturation breathing room air; however, premature infants with RDS frequently require supplemental oxygen. Carbon dioxide levels in the blood (PCO2) are considered a measure of respiratory function and how efficiently the lungs eliminate carbon dioxide (CO2) from the bloodstream.

The data for all five dose groups suggest that AEROSURF is associated with a decrease in FiO2 shortly after initiation of treatment and numerically greater change in PCO2 levels compared to control. The changes in these parameters are consistent with the effects that one would expect to see with a surfactant delivered to the lung.

Performance of the Novel Aerosol Delivery Technology

The aerosol delivery technology performed as designed by delivering a high-output, dense aerosol stream that met all output specifications. During the course of the phase 2a trial, there were no device-related adverse events. Overall, the device was well accepted by NICU personnel at all study sites.

The clinical trials in 29 to 34 week GA premature infants was supported, in part, by a $1.9 million Phase II award of a $2.4 million Fast Track Small Business Innovation Research (SBIR) grant from the National Heart, Lung, and Blood Institute (NHLBI) of the National Institutes of Health (NIH) under award number 4R44HL107000-02. The content of this press release is solely the responsibility of the Company and does not necessarily represent the official views of the National Institutes of Health.

Conference Call and Webcast Details
Discovery Labs’ management will host a conference call and live webcast, with a slide presentation including data from the clinical trial, today at 8:00 a.m. Eastern time to review and discuss the results of the trial. The live webcast and archive of the conference call can be accessed at http://discoverylabs.investorroom.com/events.

For “listen-only” participants and those who wish to take part in the question and answer portion of the call, dial (888) 346-0767 (domestic) or (412) 902-4251 (international). After placing the call, request to be joined into the Discovery Labs conference call. A replay of the conference call will be accessible through November 20, 2015 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and referencing conference ID number 10076116.

About AEROSURF®
Premature infants with severe RDS currently are treated with surfactants that can only be administered by endotracheal intubation supported with mechanical ventilation, invasive procedures that may each result in serious respiratory conditions and other complications. To avoid such complications, many neonatologists treat infants with less severe RDS by less invasive means, typically nCPAP. Unfortunately, a significant number of premature infants on nCPAP will respond poorly (an outcome referred to as nCPAP failure) and may require delayed surfactant therapy. Since neonatologists currently cannot predict which infants will experience nCPAP failure, neonatologists are faced with difficult choices in treating infants with less severe RDS. This is because the medical outcomes for those infants who experience nCPAP failure and receive delayed surfactant therapy may be less favorable than the outcomes for infants who received surfactant therapy in the first hours of life.

AEROSURF is a novel, investigational drug/device product that combines the Company’s proprietary KL4 surfactant and its aerosolization technologies. AEROSURF is being developed to potentially reduce or eliminate the need for endotracheal intubation and mechanical ventilation in the treatment of premature infants with respiratory distress syndrome (RDS). With AEROSURF, neonatologists may potentially administer aerosolized KL4 surfactant to premature infants supported by nCPAP, without subjecting them to invasive endotracheal intubation and mechanical ventilation (each of which can result in serious respiratory conditions and other complications), which are currently required to administer surfactant therapy to premature infants. By enabling delivery of aerosolized KL4 surfactant using less invasive procedures, AEROSURF, if approved, has the potential to address a serious unmet medical need, provide transformative clinical and pharmacoeconomic benefits, and enable the treatment of a significantly greater number of premature infants with RDS who could benefit from surfactant therapy but are currently not treated.

Currently in the U.S., the Company estimates that approximately 120,000 to 150,000 premature infants could benefit from surfactant therapy. However, due to the risks associated with endotracheal intubation and mechanical ventilation, only approximately 50,000 to 60,000 of these infants currently are treated with surfactants as the initial therapy for severe RDS. The remaining infants with less severe RDS are usually supported with nCPAP alone. However, a large percentage of these infants are not adequately supported with nCPAP alone (an outcome referred to as nCPAP failure) and thereafter may require delayed surfactant therapy administered by endotracheal intubation and mechanical ventilation

About Discovery Labs
Discovery Laboratories, Inc. is a specialty biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases. Surfactants are produced naturally in the lung and are essential for normal respiratory function and survival. If surfactant deficiency or degradation occurs, the air sacs in the lungs can collapse, resulting in severe respiratory diseases and disorders. Discovery Labs’ technology platform includes a novel synthetic peptide-containing (KL4) surfactant, that is structurally similar to pulmonary surfactant, and proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant. Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of aerosolized surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies.

For more information, please visit the Company’s website at www.Discoverylabs.com.

Forward-Looking Statements
Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including those affecting Discovery Labs’ ability successfully to complete its development programs and realize the potential benefits of its RDS product portfolio, are described in Discovery Labs’ filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. Discovery Labs assumes no obligation to update or revise any forward-looking statements.

Contact Information:
John Tattory, Senior Vice President and Chief Financial Officer: 215.488.9418 or jtattory@discoverylabs.com